As filed with the Securities and Exchange Commission on June 8, 2005
Registration No. 333-120792

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LHC Group, Inc.

(Exact name of registrant as specified in registrant’s charter)

Delaware	8082	43-2074268
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

LHC Group, Inc.

420 West Pinhook Rd., Suite A
Lafayette, LA 70503
(337) 233-1307
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith G. Myers

President and Chief Executive Officer
LHC Group, Inc.
420 West Pinhook Rd., Suite A
Lafayette, LA 70503
(337) 233-1307

With Copies to:

Steven L. Pottle, Esq. Peter C. November, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 (404) 881-7000 Telephone (404) 881-7777 Facsimile	James R. Tanenbaum, Esq. Nilene R. Evans, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104-0050 (212) 468-8000 Telephone (212) 468-7900 Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to Be Registered	Price(2)	Fee(3)

Common Stock, $0.01 par value per share(1)	$64,400,000	$8,120

(1)	Includes 600,000 shares the underwriters have an option to purchase from the selling stockholders to cover over-allotments, if any.

(2)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(3)	$7,602 was previously paid by the Registrant at the then current rate of $126.70 per million. The additional fee of $518.00 for the $4.4 million increase in the proposed maximum aggregate offering price is calculated based on the current rate of $117.70 per million.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

          The following table sets forth all fees and expenses payable in connection with the issuance and distribution of the securities being registered hereby. All amounts except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.

SEC registration fee	$8,120
NASD fee	6,500
Nasdaq National Market listing fee	100,000
Printing costs	300,000
Legal fees	955,000
Accounting fees	1,300,000
Transfer Agent fees	7,500
Blue Sky fees and expenses	7,500
Miscellaneous	100,898

Total	$2,785,518

Item 14.	Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Our certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent Sales of Unregistered Securities

          In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

          The following information relates to all securities issued or sold by us in the last three years that were not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided under Rule 701 promulgated under Section 3(b) of the Securities Act, and Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Each of the stock certificates we issued in such transactions contains a restrictive legend permitting transfer of the securities only upon registration under the Securities Act or pursuant to an exemption from registration.

          In May 2001, we issued 1,515,849 shares of Louisiana Health Care Group, Inc. to the shareholders of The Health Care Group, Inc. in connection with a stock exchange and reorganization in consideration of their shares in the Health Care Group, Inc.

          In May 2002, we issued the equivalent of 966,813 shares of our currently outstanding common stock in shares of Louisiana Health Care Group, Inc. in consideration of a cash payment of $1,000 and a

Consulting Agreement with the Catalyst Entities under which they agreed to provide assistance, advice and consultation with respect to our operations, marketing and financial structure. In December 2002, we issued 2,482,662 shares to the shareholders of Louisiana Health Care Group, Inc. in connection with an agreement of merger in consideration of their shares in Louisiana Health Care Group, Inc.

          In March 2004, we issued 150,000 shares to an officer in consideration of a promissory note in the amount of $123,401. This promissory note was secured by a pledge of the shares. This promissory note has been cancelled and the shares are no longer issued and outstanding.

          Upon completion of this offering, we will issue an aggregate of 518,036 aggregate shares to two of our joint venture partners upon the exercise of their rights to convert their joint venture equity interests into shares of our common stock, and will issue 481,680 shares of our common stock upon conversion of outstanding KEEP units.

Item 16.	Exhibits and Financial Statement Schedules

          (a) Exhibits. The list of exhibits is set forth beginning on page II-4 of this Registration Statement and is incorporated herein by reference.

          (b) Financial Statement Schedules. Not applicable.

Item 17.	Undertakings

          *(f) We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          *(i) We hereby undertake that:

•	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

•	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, State of Louisiana, as of June 8, 2005.

LHC GROUP, INC.

By:	/s/ R. BARR BROWN

R. Barr Brown
Senior Vice President, Chief Financial
Officer and Treasurer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates listed.

Signature	Title	Date

* Keith G. Myers	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Director)	June 8, 2005

/s/ R. BARR BROWN R. Barr Brown	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	June 8, 2005

* John L. Indest	Senior Vice President, Chief Operating Officer, Secretary and Director	June 8, 2005

* Earline H. Bihm	Director	June 8, 2005

* Ronald T. Nixon	Director	June 8, 2005

* Ted W. Hoyt	Director	June 8, 2005

* George A. Lewis	Director	June 8, 2005

* W. Patrick Mulloy, II	Director	June 8, 2005

* W.J. “Billy” Tauzin	Director	June 8, 2005

*/s/ R. BARR BROWN R. Barr Brown Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1.1	—	Form of Underwriting Agreement†
2.1	—	Agreement of Merger between LHC Group, LLC and LHC Group, Inc., dated February 9, 2005.†
3.1	—	Certificate of Incorporation of LHC Group, Inc.†
3.2	—	Bylaws of LHC Group, Inc.†
4.1	—	Specimen Stock Certificate of LHC’s Common Stock, par value $0.01 per share†
4.2	—	Reference is made to Exhibits 3.1 and 3.2
5.1	—	Opinion of Alston & Bird LLP†
10.1	—	Exchange Agreement between Louisiana Healthcare Group, LLC, LHC Group, LLC and Beta HomeCare, Inc., dated September 14, 2004†
10.2	—	Exchange Agreement between Louisiana Healthcare Group, LLC, LHC Group, LLC and Hebert, Thibodeaux, Albro and Touchet Therapy Group, dated November 23, 2004.†
10.3	—	LHC 2003 Key Employee Equity Participation Plan†
10.4	—	LHC Group, Inc. 2005 Long-Term Incentive Plan†
10.5	—	Form of Award under LHC Group, Inc. 2005 Director Compensation Plan†
10.6	—	Employment Agreement between LHC Group, Inc. and Keith G. Myers†
10.7	—	Employment Agreement between LHC Group, Inc. and R. Barr Brown†
10.8	—	Employment Agreement between LHC Group, Inc. and John L. Indest†
10.9	—	Employment Agreement between LHC Group, Inc. and Daryl J. Doise†
10.10	—	Form of Indemnity Agreement between LHC Group and directors and certain officers†
10.11	—	LHC Group, Inc. Amended and Restated 2005 Director Compensation Plan†
10.12	—	Second Amended and Restated Loan and Security Agreement among Residential Funding Corporation, LHC Group, Inc. and its subsidiaries listed as Borrowers on the signature pages attached thereto, dated April 13, 2005†
10.13	—	Lease Agreement by and among Mississippi Baptist Medical Center, Inc., Mississippi Baptist Health Systems, Inc., Mississippi HomeCare of Jackson, LLC, Mississippi Health Care Group, LLC and LHC Group, LLC, dated September 30, 2003.†
10.14	—	Operating Agreement of Acadian Home Health Care Services, LLC, dated January 1, 2004.†
10.15	—	Operating Agreement of St. Landry Extended Care Hospital, LLC, dated April 15, 2004.†
10.16	—	Operating Agreement of LHCG-III, LLC d/b/a Extended Care Hospital of Lafayette, dated January 1, 2005.†
10.17	—	Operating Agreement of Acadian Home Care, LLC, dated April 1, 2004.†
21.1	—	Subsidiaries of the Registrant†
23.1	—	Consent of Alston & Bird LLP (Included in Exhibit 5.1)
23.2	—	Consent of Ernst & Young LLP†
24.1	—	Power of Attorney (included in Part II of this registration statement)†

†	Previously filed.